Exhibit 11.1







                          MEDIC COMPUTER SYSTEMS, INC.
              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



                                                                  Three Months Ended                     Nine Months Ended
                                                           ---------------------------------    -----------------------------------
                                                                     September 30,                         September 30,

                                                                1996               1995                1996               1995
                                                                ----               ----                ----               ----
Primary:
Weighted average number of Common Shares
outstanding                                                    24,346,882         23,943,974       24,298,977         23,148,650
Common Stock equivalents assuming exercise of
dilutive options, determined by the treasury stock method         468,998            569,256          488,017            587,766
                                                            -------------      -------------     ------------       ------------
Common Stock and equivalents                                   24,815,880         24,513,230       24,786,994         23,736,416
                                                              ===========        ===========     ============       ============
Pro forma net income                                         $  6,086,000        $ 4,387,000     $ 16,680,000       $ 12,204,000
                                                             ============        ===========     ============       ============
Pro forma net income per Common Share                               $0.25              $0.18            $0.67              $0.51
                                                                    =====              =====            =====              =====


Fully diluted:
Weighted average number of Common Shares
outstanding                                                    24,346,882         23,943,974       24,298,977         23,148,650
Common Stock equivalents assuming exercise of
dilutive options, determined by the treasury stock method         468,998            598,816          488,017            631,946
                                                              -----------        -----------     ------------       ------------
Common Stock and equivalents                                   24,815,880         24,542,790       24,786,994         23,780,596
                                                              ===========        ===========     ============       ============

Pro forma net income                                          $ 6,086,000        $ 4,387,000     $ 16,680,000       $ 12,204,000
                                                              ===========        ===========     ============       ============
Pro forma net income per Common Share                              $ 0.25             $ 0.18           $ 0.67             $ 0.51
                                                                   ======             ======           ======             ======


Notes:

The calculation for pro forma fully diluted earnings per share has not been included with the Consolidated Statements of Operations as fully diluted earnings per share does not differ from primary earnings per share.

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